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INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement No. 333-80825 of Pacific Select Exec Separate Account of Pacific Life & Annuity Company (formerly PM Group Life Insurance Company) on Form S-6 of our report dated February 22, 1999, related to the financial statements - statutory basis of PM Group Life Insurance Company as of December 31, 1998 and 1997, and for each of the two years in the period ended December 31, 1998, appearing in the Prospectus of Pacific Select Exec II-NY, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" appearing in such Prospectus.


DELOITTE & TOUCHE LLP

Costa Mesa, California
September 22, 1999